AMENDMENT NUMBER 2018- 1 TO
SAVINGS PLAN OF THE CONNECTICUT WATER COMPANY

SUMMARY PLAN DESCRIPTION MATERIAL MODIFICATIONS

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INTRODUCTION

This is a Summary of Material Modifications regarding the Savings Plan of the Connecticut Water Company ("Plan"). Unless stated otherwise, the modifications described in this summary are effective as of May I, 2018. This is merely a summary of the most important changes to the Plan and information contained in the Summary Plan Description ("SPD") previously provided to you. It supplements and amends that SPD so you should retain a copy of this document with your copy of the SPD. If you have any questions, contact the Administrator. If there is any discrepancy between the terms of the Plan, as modified, and this Summary of Material Modifications, the provisions of the Plan will control.

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SUMMARY OF CHANGES 1.     Elective Deferrals
As a participant, you may elect to defer not less than $1.00 of your payroll period compensation and not more than 50% of your payroll period compensation.

As a participant under the Plan, you may elect to reduce your compensation by a specific percentage or dollar amount and have that amount contributed to the Plan as an elective deferral. There are two types of elective deferrals: pre tax deferrals and Roth deferrals. For purposes of this summary, "elective deferrals" generally means both pre tax deferrals and Roth deferrals. Regardless of the type of deferral you make, the amount you defer is counted as compensation for purposes of Social Security taxes.

Pre-Tax Deferrals. If you elect to make pre-tax deferrals, then your taxable income is reduced by the deferral contributions so you pay less in federal income taxes. Later, when the Plan distributes the deferrals and earnings, you will pay the taxes on those deferrals and the earnings. Therefore, with a pre-tax deferral, federal income taxes on the deferral contributions and on the earnings are only postponed. Eventually, you will have to pay taxes on these amounts.

Roth Deferrals. If you elect to make Roth deferrals, the deferrals are subject to federal income taxes in the year of deferral. However, you will not be taxed on distributions of your Roth 40l(k) deferrals. In addition, a distribution of the earnings on the Roth 401(k) deferrals will not be subject to tax if the distribution is a "qualified distribution." A "qualified distribution" is one that is made after you have attained age 59 1/2 or is made on account of your death or disability. In addition, in order to be a "qualified distribution," the distribution cannot be made prior to the expiration of a 5 year participation period. The 5 year participation period is the 5 year period beginning on the calendar year in which you first make a Roth 401 (k) deferral to our Plan (or to another 401 (k) plan or 403(b) plan if such amount was rolled over into this Plan) and ending on the last day of the calendar year that is 5 years later.

2.     Automatic Deferrals

Effective May 1, 2018, the Plan includes an automatic deferral feature. Accordingly, the Employer will automatically withhold a portion of your compensation from your pay each payroll period and contribute that amount to the Plan as a pre-tax 401(k) deferral unless you make a contrary election.

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Application to existing Participants. For those Participants in the Plan as of the automatic deferral effective date, the automatic deferral provisions apply to all Participants except those who have a salary reduction agreement in effect (regardless of their deferral amount) on the automatic deferral provisions effective date.

•	Participants affected. The Plan will auto enroll all Participants in the Plan as of "May I, 2018" with a deferral percentage of
0%. For purposes of determining the Participants subject to Automatic Deferral, the Automatic Deferral Effective Date will be
"May 1, 2018" and the first day of April each subsequent Plan Year.

Automatic deferral provisions. The following provisions apply as to automatic deferrals:

•	You may complete a salary reduction agreement at any time to select an alternative deferral amount or to elect not to defer under the Plan in accordance with the deferral procedures of the Plan.

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The amount to be automatically withheld from your pay each payroll period will be equal to 3% of your compensation, and that amount will increase by 1 each Plan Year until the amount withheld from your paycheck reaches 7% of your compensation unless the Employer amends the Plan or you enter a Salary Reduction Agreement.

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The Elective Defe1Tal percentage will increase each (April 1st) "Change Date". However, the Participant's first automatic deferral percentage increase will be on the first available Change Date that is at least (6) months following the day the Participant enters the automatic increase program unless the Pa1ticipant makes a Contrary Election. Current Participants that were auto enrolled will be increased beginning May 1, 2018 (as long as they were not enrolled within the last 6 months) and each April 1st thereafter.

Contact the Plan Administrator if you have any questions concerning the application of this automatic deferral provision.

3.     Automatic Escalation of Salary Reduction Agreement Amounts

Automatic Escalation of Salary Reduction Agreement amount Effective May 1, 2018, the Plan includes automatic escalation provisions. Accordingly, if you have completed a Salary Reduction Agreement specifying the amount to be withheld as an elective deferral from your pay each payroll period, the Employer will automatically increase the amount withheld from your pay as indicated below.

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Application to Participants with an existing Salary Reduction Agreement. The automatic escalation provisions apply to all Participants who have a Salary Reduction Agreement in effect to defer at least 1% of compensation, unless and until they make a contrary election after the automatic escalation provisions effective date.

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The amount withheld from your pay each payroll period will be increased as follows: The Elective Deferral percentage will increase 1% each (April 1st) "Change Date" until the percentage reaches 7%. However, Participants currently in the Plan will have their first deferral percentage increase on May 1, 2018 as long as they have not made their last deferral election in the last 6 months. New Participants will have their first increase on the first available Change Date that is at least 6 months following the day the Participants enter the automatic increase program unless the Participant makes a Contrary Election. All Participants will need to opt out of the automatic increase program annually in the month preceding the Change Date each year.

Contact the Plan Administrator if you have any questions concerning the application of the automatic deferral or automatic escalation provisions.

4.     Eligibility Conditions-Elective Deferrals

5.     Entry Date - Elective Deferrals

For purposes of elective deferrals your Entry Date will be the first day of the month coinciding with or next following the date you satisfy the eligibility requirements.

6.     Eligibility Conditions - Nonelective Contributions

You will be eligible to participate for purposes of nonelective contributions (not including safe harbor nonelective contributions) when you have completed 6months of service. However, you will actually participate in nonelective contributions once you reach the Entry Date as described in the SPD.

7.     Entry Date-Nonelective Contributions

For purposes of nonelective contributions, your Entry Date will be the first day of the Plan Year quarter coinciding with or next following the date on which you satisfy the eligibility requirements.

8.     Eligibility Conditions - Safe Harbor Nonelective Contributions

You will be eligible to participate for purposes of safe harbor nonelective contributions when you have completed 6 months of service. However, you will actually participant in safe harbor nonelective contributions once you reach the Entry Date as described in the SPD.

9.     Entry Date- Safe Harbor Nonelective Contributions

For purposes of safe harbor nonelective contributions, your Entry Date will be the first day of the Plan Year qua1ter coinciding with or next following the date on which you satisfy the eligibility requirements.

10. Additional eligibility condition provisions

Service requirement for Salary Deferral contributions is 30 days of Service. See the Plan Administrator for additional information if you are not sure if this affects you.

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